EXHIBIT 4.331
AMENDMENT AGREEMENT NO. 3
dated 1 February 2011
for
CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (HUNGARY) KFT.
as Chargor
and
WILMINGTON TRUST (LONDON) LIMITED
as Chargee

RELATING TO A
CHARGE AND SECURITY DEPOSIT OVER BANK
ACCOUNTS AGREEMENT
DATED 29 JANUARY 2010 AS AMENDED ON 4 MAY 2010
AND ON 16 NOVEMBER 2010

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on 1 February 2011
BETWEEN:
(1)	Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság, a limited liability company incorporated under the laws of Hungary, having its registered office as at the date of this Agreement at Berényi út 72-100., 8000 Székesfehérvár, Hungary, registered with the Fejér County Court acting as court of registration under registration number Cg. 07-09-015084, as chargor under this Agreement (hereinafter referred to as the “Chargor”);

and

(2)	Wilmington Trust (London) Limited, acting as chargee under this Agreement, in its capacity as collateral agent acting on behalf and for the benefit of the Secured Parties (as defined below), as appointed under the First Lien Intercreditor Agreement and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assign in such capacity, referred to as the “Collateral Agent” or the “Chargee”);

(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.
RECITALS:
(A)	The Parties hereby declare that the Charge and Security Deposit over Bank Accounts Agreement (as defined below) was originally concluded on 29 January 2010 between the Chargee and the Chargor, pursuant to both (i) a credit agreement dated 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Pactiv Corporation, Closure Systems International BV, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between, among others, Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as modified, amended or supplemented from time to time (the “2009 Indenture”), and the Charge and Security Deposit over Bank Accounts Agreement was amended pursuant to an indenture dated 15 October 2010 between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the “2010 Indenture”).

(B)	In connection with the Credit Agreement, the 2009 Indenture and the 2010 Indenture certain parties have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009

Indenture, Credit Suisse AG as representative under the Credit Agreement and each grantor that are parties thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010, which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).

(C)	Pursuant to an indenture (the “February 2011 Secured Notes Indenture”) dated on or about the date of this Agreement and entered into between, among others the Issuers (as defined below), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “February 2011 Secured Notes”) were issued by the Issuers.

(D)	The obligations in respect of the February 2011 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) will or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(E)	As a consequence of the issue of the February 2011 Secured Notes, the Parties agreed to amend the Floating Charge Agreement and enter into this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Charge and Security Deposit over Bank Accounts Agreement” means the charge and security deposit over bank accounts agreement concluded in the form of a notarial deed dated 29 January 2010, as amended on 4 May 2010 and on 16 November 2010 between the Chargor and the Chargee.

“Issuers” means Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. and their respective successors in interest and assigns.

1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Charge and Security Deposit over Bank Accounts Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Charge and Security Deposit over Bank Accounts Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

2.	AMENDMENTS TO THE CHARGE AND SECURITY DEPOSIT OVER BANK ACCOUNTS AGREEMENT

With effect from the date of this Agreement:
(a)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement in alphabetical order:

“ “February 2011 Issuers” means the “Issuers” under, and as defined in, the February 2011 Secured Notes Indenture, including their successors in interest.”

“ “February 2011 Secured Notes Indenture” means the indenture dated 1 February 2011, among the February 2011 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, attached as Part VII of Schedule 3 (February 2011 Secured Notes Indenture) to this Agreement.”

“ “May 2010 Incremental Assumption and Amendment Agreement” means the amendment no. 2 and incremental term loan assumption agreement dated 4 May 2010 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGAA, SIG Austria Holding GmbH and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time, the text of which is attached as Part IV of Schedule 1 (Incremental Assumption and Amendment Agreement) to this Agreement.”

“ “September 2010 Incremental Assumption and Amendment Agreement” means the amendment no. 3 and incremental term loan assumption agreement dated 30 September 2010 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGAA, SIG Austria Holding GmbH and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time, the text of which is attached as Part IV of Schedule 3 (Incremental Assumption and Amendment Agreement) to this Agreement.”

(b)	The definition of “Incremental Assumption and Amendment Agreement” in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement shall be deleted.

(c)	Clause 2.1 (i) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced with the following wording:
(i)	“USD 7,850,000,000 (that is seven billion eight hundred and fifty million U.S. $) and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus”
(d)	Schedule 3 of the Floating Charge Agreement shall be supplemented with Schedule A (Part VI of Schedule 3 (February 2011 Secured Notes Indenture)) of this Agreement.
3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Charge and Security Deposit over Bank Accounts Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.2	Further assurance

The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS

The provisions of clause 10 (Remedies and waivers), clause 11 (Severability), clause 15 (Notices) and clause 17 (Jurisdiction) of the Charge and Security Deposit over Bank Accounts Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.	GOVERNING LAW

This Agreement is governed by Hungarian law.

6.	RIGHTS OF THE COLLATERAL AGENT

Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien

Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Charge and Security Deposit over Bank Accounts Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.
[Certification of the Public Notary and the related powers of attorney inserted]
SCHEDULE A
“SCHEDULE 3
Part VI
February 2011 Secured Notes Indenture”
(To Be Inserted)

SIGNATURES
Closure Systems International Holdings (Hungary) Kft. - as Chargor
By:
Wilmington Trust (London) Limited - as Chargee
By: